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                                   EXHIBIT 5

              [Watkins Ludlam Winter & Stennis, P.A. Letterhead]



                               November 5, 1998



                                                                   (601)949-4973


Board of Directors
First M&F Corp.
221 East Washington
Kosciusko, MS 39090

Gentlemen:

We have acted as counsel to First M&F Corp. in connection with the preparation of its Registration Statement on Form S-4 for registration of 245,157 shares of common stock, no par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of September 9, 1998, by and among First M&F Corp., Merchants and Farmers Bank and First Bolivar Capital Corporation and First National Bank of Bolivar County.

We have examined the Agreement, the Articles of Incorporation and the amendments thereto of First M&F Corp. and such other documents as we deemed relevant.

Based on the foregoing, it is our opinion that the 245,157 shares of common stock of First M&F Corp. to be registered under the Securities Act of 1933, when issued pursuant to the Agreement will be legally issued, fully paid and non-assessable shares of common stock of First M&F Corp.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Joint Proxy Statement/Prospectus comprising Part I of the Registration Statement.

                              Sincerely,

                              WATKINS LUDLAM WINTER & STENNIS, P.A.

                              /s/ Craig N. Landrum

                              Craig N. Landrum

CNL/nfp